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                                                                     Exhibit 3.7

                           CERTIFICATE OF ELIMINATION

                                       OF

                            SERIES B PREFERRED STOCK

                                       OF

                       SPATIALIZER AUDIO LABORATIES, INC.

            Spatializer Audio Laboraties, Inc., a corporation organized and existing under the Delaware General Corporation Law (the "Corporation") pursuant to Section 151(g) of the Delaware General Corporation Law, does hereby certify that the following resolutions regarding the Corporation's Series B Preferred Stock were duly adopted by the Corporation's Board of Directors:

                  RESOLVED, that no shares of the Corporation's Series B
            Preferred Stock are outstanding and that no shares of the Series B Preferred Stock will be issued subject to the certificate of designations previously filed with respect to the Series B Preferred Stock; and

                  FURTHER RESOLVED, that the officers of the Corporation are directed to file with the Secretary of State of the State of Delaware a certificate pursuant to Section 151(g) of the Delaware General Corporation Law setting forth these resolutions in order to eliminate from the Corporation's certificate of incorporation all matters set forth in the certificate of designations with respect to the Series B Preferred Stock.

            IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer this 23rd day December, 2002.

                                             SPATIALIZER AUDIO LABORATIES, INC.


                                             By: /s/ MARGARET G. GRAF
                                                --------------------------------
                                                Margaret G. Graf
                                                Assistant Secretary